As Filed with the Securities and Exchange Commission on October 25, 1996


                                          Registration No. 333-01949
                                          811-7569

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-6EL24

                         PRE-EFFECTIVE AMENDMENT NO. 3
                TO REGISTRATION UNDER THE SECURITIES ACT OF 1933
                     OF SECURITIES OF UNIT INVESTMENT TRUSTS
                            REGISTERED ON FORM N-8B-2

                  VALLEY FORGE LIFE INSURANCE COMPANY VARIABLE
                              LIFE SEPARATE ACCOUNT
                              (Exact name of trust)


                       VALLEY FORGE LIFE INSURANCE COMPANY
                               (Name of depositor)

                               CNA Plaza, 43 South
                             Chicago, Illinois 60685
          (Complete address of depositor's principal executive offices)

                               Corporate Secretary
                          Continental Assurance Company
                               CNA Plaza, 43 South
                             Chicago, Illinois 60685
                (Name and complete address of agent for service)

                                    Copy to:
                              Stephen E. Roth, Esq.
                        Sutherland, Asbill & Brennan LLP
                         1275 Pennsylvania Avenue, N.W.
                            Washington, DC 20004-2404

                  Approximate date of proposed public offering:
 As soon as practicable after the effective date of this Registration Statement

 Securities Being Offered: Individual Flexible Premium Variable Life Insurance
                                   Policies.

         Pursuant to Rule 24f-2 of the Investment Company Act of 1940, the Registrant has elected to register an indefinite amount of the securities being offered. The $500 registration fee pursuant to Rule 24f-2 was paid with the initial filing on March 25, 1996.

         The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Pre-Effective Amendment No. 3. is being filed for the following purposes:

(1) The Management's Discussion and Analysis of Financial Condition and Results of Operations that was included in Pre-Effective Amendment No. 2 is hereby deleted from the Registration Statement. The Independent Auditors' Report and the Financial Statements of Valley Forge Life Insurance Company that were included in Pre-Effective Amendment No. 2 are incorporated herein by reference.

(2) Part II of the registration statement as included in Pre-Effective Amendment No. 1 is hereby amended to delete the information entitled "Representations Pursuant to Rule 6e-3(T)." That information is replaced with the following representation pursuant to Section 26(e) of the Investment Company Act of 1940, as amended:

                    REPRESENTATION PURSUANT TO SECTION 26(e)
                     OF THE INVESTMENT COMPANY ACT OF 1940

Valley Forge Life Insurance Company hereby represents that the fees and charges deducted under the Policies described in the prospectus, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Valley Forge Life Insurance Company.

(3) The heading "Fund Expenses" and the narrative and tabular information underneath it that appeared in the "Charges and Deductions" section of the prospectus contained in Pre-Effective Amendment No. 1 to the Form S-6 registration statement will be placed immediately behind the "Diagram of Policy" and before the heading "General Information About the Company, the Variable Account and the Fund" in the Prospectus.

The Prospectus and the remainder of Part II contained in Pre-Effective Amendment No. 1 and all exhibits filed or incorporated by reference in Pre-Effective Amendment No. 1, with the exception of exhibits filed herewith, are incorporated herein by reference.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the registrant, Valley Forge Life Insurance Company Variable Life Separate Account, has duly caused this Pre-Effective Amendment No. 3 to the registration statement on Form S-6 to be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Chicago, State of Illinois, on this 25th day of October, 1996.

                                   VALLEY FORGE LIFE INSURANCE COMPANY VARIABLE
                                   LIFE SEPARATE ACCOUNT
                                   (Registrant)


                                    VALLEY FORGE LIFE INSURANCE COMPANY
                                    (Depositor)




         S/MARY A. RIBIKAWSKIS                 By:  S/PETER E. JOKIEL
Attest:  _____________________                ____________________________
          Mary A. Ribikawskis                  Peter E. Jokiel
          Assistant Secretary                  Senior Vice President,
                                               Chief Financial Officer,
                                               Director


Pursuant to the requirements of the Securities Act of 1933, Valley Forge Life Insurance Company has duly caused this Pre-Effective Amendment No. 3 to the registration statement on Form S-6 to be signed on its behalf by the undersigned persons in their capacities with Valley Forge Insurance Company thereunto authorized, and its seal to be hereunto affixed and attested, all in the City of Chicago, State of Illinois, this 25th day of October, 1996.



          S/MARY A. RIBIKAWSKIS       By:  S/PETER E. JOKIEL
Attest:  _______________________           ___________________________
          Mary A. Ribikawskis              Peter E. Jokiel
          Assistant Secretary              Senior Vice President,
                                           Chief Financial Officer,
                                           Director

Pursuant to the requirements of the Securities Act of 1933, Valley Forge Life Insurance Company has duly caused this Pre-Effective Amendment No. 3 to the registration statement on Form S-6 to be signed on its behalf by the undersigned persons in their capacities with Valley Forge Life Insurance Company thereunto authorized, and its seal to be hereunto affixed and attested, all in the City of Chicago, State of Illinois, this 25th day of October, 1996.


PRINCIPAL OFFICERS
Signature                        Title                                Date
_____________________________    ________________________________    __________________

S/DENNIS H. CHOOKASZIAN
_____________________________    Chairman of the Board,               October 25, 1996
Dennis H. Chookaszian            Chief Executive Officer
                                 Director

S/PHILIP L. ENGEL
_____________________________    President, Director                  October 25, 1996
Philip L. Engel

S/JAMES P. FLOOD
_____________________________    Senior Vice President                October 25, 1996
James P. Flood

S/PETER E. JOKIEL
_____________________________    Senior Vice President,
Peter E. Jokiel                  Chief Financial Officer, Director    October 25, 1996

S/DONALD M. LOWRY
____________________________     Senior Vice President,               October 25, 1996
Donald M. Lowry                  General Counsel, Secretary,
                                 Director

S/WILLIAM H. SHARKEY, JR.
____________________________     Senior Vice President,               October 25, 1996
William H. Sharkey, Jr.          Director

S/WILLIAM J. ADAMSON, JR.
_____________________________    Senior Vice President                October 25, 1996
William J. Adamson, Jr.

S/BRUCE B. BRODIE
_____________________________    Senior Vice President                October 25, 1996
Bruce B. Brodie


S/MICHAEL C. GARNER
_____________________________    Senior Vice President                October 25, 1996
Michael C. Garner

S/BERNARD L. HENGESBAUGH
_____________________________    Senior Vice President                October 25, 1996
Bernard L. Hengesbaugh

S/JACK KETTLER
_____________________________    Senior Vice President                October 25, 1996
Jack Kettler

S/CAROLYN L. MURPHY
_____________________________    Senior Vice President                October 25, 1996
Carolyn L. Murphy

S/WAYNE R. SMITH, III
_____________________________    Senior Vice President                October 25, 1996
Wayne R. Smith, III

S/ADRIAN M. TOCKLIN
_____________________________    Senior Vice President                October 25, 1996
Adrian M. Tocklin

S/JAE L. WITTLICH
_____________________________    Senior Vice President                October 25, 1996
Jae L. Wittlich

This Pre-Effective Amendment No. 3 contains the following exhibits:

Exhibit 2      Opinion of Legal Counsel
Exhibit 6      Actuarial Opinion
Exhibit 7A     Consent of Deloitte & Touche LLP
Exhibit 7B     Consent of Sutherland, Asbill & Brennan LLP